Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Third Quarter 2020 Earnings;
Highlights Strong Demand Recovery

Dallas, October 25, 2020: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter GAAP diluted earnings per share of $1.76 and adjusted earnings per share of $1.95. The Company recorded net sales of $1.4 billion driven by 20 percent volume recovery over the prior quarter. Third quarter operating profit was $184 million and adjusted EBIT was $290 million, sequential increases of $101 million and $91 million, respectively. Engineered Materials leveraged its customer project model, and the Acetyl Chain exercised the flexibility of its global network to maximize sequential growth on demand recovery. Celanese generated operating cash flow of $431 million and free cash flow of $351 million in the quarter. Cash returned to shareholders in the third quarter totaled $184 million, consisting of $111 million in share repurchases and $73 million in dividends. The recently closed Polyplastics transaction unlocked cash proceeds of approximately $1.6 billion and further improves the Company's ability to opportunistically invest in organic growth, acquisitions, and share repurchases.
"Our financial results are again a reflection of the commitment of our employees to the success of Celanese in any environment. They have taken decisive actions throughout this year to respond to the difficult realities of COVID-19 and continue to navigate persistent challenges to better serve and support our customers each day. With the recovery we have seen to date, I am pleased to share that all of our production facilities across the globe are again fully staffed and operating to meet demand. We continue to closely monitor business conditions and will remain nimble and purposeful in preparing ourselves for continued recovery and growth in the future. We are encouraged by robust demand recovery for our products across all regions in the third quarter," said Lori Ryerkerk, chairman and chief executive officer.

Third Quarter 2020 Financial Highlights:

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	526	420	591
Acetate Tow	129	127	158
Acetyl Chain	776	662	867
Intersegment Eliminations	(20)	(16)	(30)
Total	1,411	1,193	1,586

Operating Profit (Loss)
Engineered Materials	84	(13)	111
Acetate Tow	30	31	34
Acetyl Chain	121	121	180
Other Activities	(51)	(56)	(65)
Total	184	83	260

Net Earnings (Loss)	209	109	265

Adjusted EBIT(1)
Engineered Materials	116	40	154
Acetate Tow	59	64	71
Acetyl Chain	126	116	191
Other Activities	(11)	(21)	(40)
Total	290	199	376

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	21	26	41
Acetate Tow	28	32	27

Operating EBITDA(1)	378	285	458
Diluted EPS - continuing operations	$1.76	$0.93	$2.17
Diluted EPS - total	$1.75	$0.90	$2.13
Adjusted EPS(1)	$1.95	$1.30	$2.53

Net cash provided by (used in) investing activities	(78)	(181)	(82)
Net cash provided by (used in) financing activities	(290)	(232)	(299)
Net cash provided by (used in) operating activities	431	379	397
Free cash flow(1)	351	283	315
______________________________
(1)See "Non-US GAAP Financial Measures" below.

Third Quarter 2020 Highlights:
•Completed in early October the previously announced sale of the 45 percent equity investment in the Polyplastics joint venture to Daicel for approximately $1.6 billion. Proceeds are expected to be redeployed to higher return investments.
•Repurchased $111 million in shares in the third quarter in anticipation of the completion of the Polyplastics transaction. An additional approximately $400 million in share repurchases in connection with the Polyplastics transaction are expected to be completed during the fourth quarter of 2020, for a total of approximately $500 million.
•Announced a project to expand GUR® UHMW-PE capacity by approximately 15 kt at the Bishop, Texas facility to meet growing demand including Celanese lithium-ion battery solutions. After completion in early 2022, total capacity will exceed 50 kt per year.
•Launched BlueRidge™ cellulosic pellets, produced using cellulose from sustainably forested trees and acetic acid, as an alternative for conventional plastics in single-use consumer applications.
•Delivered robust operating cash flow of $431 million and free cash flow of $351 million amid demand recovery.
•Paid off bilateral term loans taken in the first quarter of 2020, totaling $300 million. The loans provided excess liquidity throughout the middle of 2020.
•Elected Deborah J. Kissire to the Company's Board of Directors in October. Ms. Kissire is a retired partner from Ernst & Young LLP.
Third Quarter 2020 Business Segment Overview
Engineered Materials
Engineered Materials reported net sales of $526 million in the third quarter, resulting from a sequential volume increase of 27 percent that offset a price decrease of 6 percent due to mix. Volume expansion was driven by strong demand recovery for durable goods across all regions. Automotive volumes in the third quarter grew 81 percent over the prior quarter, slightly lower than the same quarter of last year. Additional growth in consumer appliance and industrial end-markets, along with continued resiliency in electronics, more than offset sequential volume deterioration in medical resulting from the deferral of certain elective procedures and destocking along that value chain. Engineered Materials generated GAAP operating income of $84 million and adjusted EBIT of $116 million, respective increases of $97 million and $76 million over the prior quarter. The business recorded third quarter operating profit margin of 16 percent and adjusted EBIT margin of 22 percent. Continued execution in the base business of Engineered Materials more than offset a $5 million sequential decline in affiliate earnings due primarily to weaker Ibn Sina performance.
Acetyl Chain
The Acetyl Chain generated third quarter net sales of $776 million, due to an 18 percent volume increase partially offset by a 2 percent price decrease from the prior quarter. Pricing for acetic acid and VAM remained depressed as the positive impact of demand recovery on industry utilization was largely offset by significantly improved industry supply. The Acetyl Chain continued to utilize its derivatization optionality to emulsions and redispersible powders where sequential margins improved modestly. The Acetyl Chain generated GAAP operating profit of $121 million and adjusted EBIT of $126 million, both at margins of 16 percent. The business successfully offset the impact of $25 million in raw material inflation at the end of the third quarter to deliver earnings growth over the prior quarter. The team also brought forward a catalyst change at the Clear Lake VAM facility and activated the global network to execute swaps and source material to ensure customer supply security and limit the third quarter adjusted EBIT impact of that turnaround to approximately $10 million.
Acetate Tow
Acetate Tow recorded net sales of $129 million due to volume and price expansion of 1 percent over the prior quarter. Third quarter GAAP operating profit was $30 million and adjusted EBIT was $59 million. Dividends from affiliates in the third quarter were $28 million, $4 million lower sequentially due to the timing of dividend payments.
Cash Flow and Tax
The Company generated third quarter operating cash flow and free cash flow of $431 million and $351 million, respectively. Capital expenditures in the quarter were $72 million. The effective US GAAP tax rate was 12 percent in the third quarter compared to 16 percent in the same quarter of last year, primarily due to a tax benefit recorded in the quarter for excess tax basis in an equity affiliate. The tax rate for adjusted earnings per share was 12 percent in the third quarter, compared to 11 percent in the same quarter last year, primarily due to the utilization of tax attribute carryforwards and the year over year earnings profile.
Outlook
"Across most of our end markets, global demand during the third quarter progressed well along the path of recovery," continued Ryerkerk. "We are monitoring the current resurgence of COVID-19 across various locations for any impact to our businesses. At this stage, the October and November order books are shaping consistently with the third quarter and show no indications of demand retraction. We expect continued momentum in the fourth quarter to partially offset various sequential headwinds including normal December seasonality and a major turnaround at our Frankfurt POM facility. Including all these factors, we expect full year 2020 adjusted earnings of approximately $7.00 to $7.10 per share. Looking to 2021, we remain confident that underlying demand will reach pre-COVID levels at some point in the year. While uncertainty remains, we continue to be focused on controllable actions to drive strong growth next year, including productivity, production planning, and disciplined capital deployment."
The Company is unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on October 25, 2020. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 174 762 8784
brandon.ayache@celanese.com	William.Jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the duration, scope, severity and geographic spread of the outbreak; governmental, business and individual actions that have been and continue to be taken in response to the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures, and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory and product testing, experiments and operations, staffing shortages, travel limitations, employee health issues, cyber security and data accessibility, or communication or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, manufacturing sites and other important agencies and contractors; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 26, 2020 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(In $ millions, except share and per share data)
Net sales	1,411	1,193	1,586
Cost of sales	(1,084)	(951)	(1,172)
Gross profit	327	242	414
Selling, general and administrative expenses	(106)	(114)	(120)
Amortization of intangible assets	(6)	(6)	(6)
Research and development expenses	(19)	(18)	(17)
Other (charges) gains, net	(10)	(21)	(7)
Foreign exchange gain (loss), net	(2)	1	(1)
Gain (loss) on disposition of businesses and assets, net	—	(1)	(3)
Operating profit (loss)	184	83	260
Equity in net earnings (loss) of affiliates	25	31	45
Non-operating pension and other postretirement employee benefit (expense) income	28	27	17
Interest expense	(28)	(27)	(27)
Interest income	1	1	1
Dividend income - equity investments	29	32	27
Other income (expense), net	2	—	—
Earnings (loss) from continuing operations before tax	241	147	323
Income tax (provision) benefit	(30)	(35)	(53)
Earnings (loss) from continuing operations	211	112	270
Earnings (loss) from operation of discontinued operations	(2)	(4)	(6)
Income tax (provision) benefit from discontinued operations	—	1	1
Earnings (loss) from discontinued operations	(2)	(3)	(5)
Net earnings (loss)	209	109	265
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	207	107	263
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	209	110	268
Earnings (loss) from discontinued operations	(2)	(3)	(5)
Net earnings (loss)	207	107	263
Earnings (loss) per common share - basic
Continuing operations	1.77	0.93	2.18
Discontinued operations	(0.02)	(0.03)	(0.04)
Net earnings (loss) - basic	1.75	0.90	2.14
Earnings (loss) per common share - diluted
Continuing operations	1.76	0.93	2.17
Discontinued operations	(0.01)	(0.03)	(0.04)
Net earnings (loss) - diluted	1.75	0.90	2.13
Weighted average shares (in millions)
Basic	118.0	118.3	122.7
Diluted	118.6	118.8	123.3

Consolidated Balance Sheets - Unaudited

	As of September 30, 2020	As of December 31, 2019
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	615	463
Trade receivables - third party and affiliates, net	716	850
Non-trade receivables, net	347	331
Inventories	1,001	1,038
Marketable securities	35	40
Other assets	57	43
Total current assets	2,771	2,765
Investments in affiliates	993	975
Property, plant and equipment, net	3,851	3,713
Operating lease right-of-use assets	210	203
Deferred income taxes	87	96
Other assets	412	338
Goodwill	1,128	1,074
Intangible assets, net	317	312
Total assets	9,769	9,476
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	958	496
Trade payables - third party and affiliates	699	780
Other liabilities	632	461
Income taxes payable	120	17
Total current liabilities	2,409	1,754
Long-term debt, net of unamortized deferred financing costs	3,140	3,409
Deferred income taxes	164	257
Uncertain tax positions	200	165
Benefit obligations	584	589
Operating lease liabilities	191	181
Other liabilities	197	223
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(4,106)	(3,846)
Additional paid-in capital	248	254
Retained earnings	6,710	6,399
Accumulated other comprehensive income (loss), net	(344)	(300)
Total Celanese Corporation stockholders' equity	2,508	2,507
Noncontrolling interests	376	391
Total equity	2,884	2,898
Total liabilities and equity	9,769	9,476